Exhibit 10(i)

ARROW ELECTRONICS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated effective January 1, 2009)

ii

ARROW ELECTRONICS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated effective January 1, 2009)

INTRODUCTION

Purpose of Plan.  The Arrow Electronics, Inc. Supplemental Executive Retirement Plan (“SERP”) is an unfunded retirement plan for a select group of employees designated as SERP participants by the Arrow Board of Directors (including the Compensation Committee of the Board) and who have been so notified in writing.  References below to “you” and the like are to the participants who have been so notified.  The SERP is administered by Arrow’s Management Pension and Investment Oversight Committee or its delegees, subject to the ultimate authority of the Board.

Section 409A Compliance. In order to ensure continued compliance with the Federal income tax laws applicable to nonqualified deferred compensation, the Company, without formal amendment of the plan document for the SERP, made such changes in operation of the SERP as it deemed necessary or advisable for the period from January 1, 2005 to December 31, 2008 by reason of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), taking into account Notice 2005-1 and other guidance thereunder (“Regulations”).  The Plan was amended, generally effective as of December 31, 2008, (i) to require all benefits under the SERP, other than “Grandfathered Benefits” described below,” be payable only at a time and manner compliant with Section 409A and the Regulations and (ii) to require that all offsets be determined under an objective and nondiscretionary formula not under the control of the Participant and not subject to Company discretion within the meaning of Treas. Reg. § 1.409A-3(i).  By this further restatement, the SERP is amended to set forth more definitively the benefit formula effective as of January 1, 2009.  In no case will a Participant’s benefit be less than the benefit accrued under the “old Plan” as of December 31, 2008.

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“Grandfathered Benefits.”  If you met the requirements for retirement under the SERP (including disability retirement) on December 31, 2004, your accrued benefit at that date, calculated under the terms of the Plan in effect on October 3, 2004 based solely on service and compensation up to December 31, 2004 and in accordance with provisions of the Regulations defining benefits earned and vested on December 31, 2004, is a “Grandfathered Benefit” and will be payable in accordance with the terms of the SERP in effect on October 3, 2004.  The provisions of the Plan set forth below apply to all benefits hereunder in excess of the Grandfathered Benefits, hereinafter referred to as “Section 409A Benefits.”

Construction.  The SERP is intended to comply and shall at all times be administered in accordance with the provisions of Section 409A and the Regulations.  Any ambiguities in the language of the SERP shall be resolved, and any terms not otherwise defined shall be construed, in a manner compliant with, Section 409A and the Regulations.  To the maximum extent permitted by law, no provision of the SERP inconsistent with Section 409A or the Regulations shall be valid or given any effect whatever.

ARTICLE I

Normal and Early Retirement Benefits

1.1          Normal Retirement Date.  Your normal retirement date is the date on which you reach age 60, except as the Board may otherwise specify in written notice to you (which notice shall be part of the SERP).

1.2          Early Retirement Date.  Your early retirement date is the date on which your combined years of age and service equal at least 72 and you are at least age 55, or if applicable, such other date as the Board may specify in written notice to you (which notice shall be part of the SERP).  Fractional years of age and service shall be combined in determining eligibility for early retirement (or any similar determination).

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1.3          Retirement Income Target.  In the letter continuing your participation in the SERP as amended and restated effective December 31, 2008, or admitting you to participation if you were not previously a participant (which “participation letter” shall be part of the SERP), the Board will specify the retirement income target that will be used to determine your retirement pension under the SERP, subject where applicable to the Other Benefits Formula Offset and Assumed Social Security Offset to be applied as set forth below.  Your retirement income target may be expressed either as a fixed dollar amount or as an “income replacement percentage” applied to your Final Average Compensation, and your retirement income based thereon shall be based on your Years of SERP Participation.

1.4          Retirement Benefit Based on Income Replacement Percentage.  If your retirement income target is based on an income replacement percentage, your participation letter will specify the income replacement percentage assigned to you for purposes of (i) your normal retirement pension payable on retirement at or after your normal retirement date, and (ii) the early retirement pension that would be payable to you on early retirement at first date of eligibility for retirement and at each later age at which you may be eligible for early retirement, with the percentage applicable at intervening ages being determined on similar principles.  Your SERP normal or early retirement pension will then be calculated by multiplying your Final Average Compensation by your applicable income replacement percentage and then subtracting (i)) the actuarial equivalent of your Other Benefits Formula Offset as of your actual date of retirement, calculated based on the Plan Actuarial Assumptions, and (ii) your Assumed Social Security Offset.

1.5          Other Benefits Formula Offset. The Other Benefits Formula Offset is the sum of

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 (a)           an amount equal to the aggregate employer contributions to the Arrow Electronics Stock Ownership Plan and its predecessors, and the Arrow Electronics Savings Plan including its predecessors (excluding participant elective contributions and voluntary rollovers) taken into account in determining the offset for defined contribution plan benefits under the Plan in effect prior to January 1, 2009, increased by interest at an annual rate of 7% credited and compounded annually to December 31, 2008, as definitively determined and recorded in the records of the Committee  as of December 31, 2008, plus

(b)           3% of the compensation limit applicable under section 401(a)(17) of the Code for each calendar year beginning on or after January 1, 2009 and ending with the calendar year in which you retire (whether early, or at or after your normal retirement date), provided that such limit shall be prorated for such last year based on the number of completed months therein ending prior to your date of retirement, increased by interest at an annual rate of 7% credited and compounded annually from December 31, 2008 to your retirement date

1.6          Assumed Social Security Offset.  Your Assumed Social Security Offset shall be a monthly amount equal to fifty percent (50%) of your Assumed Primary Insurance Amount at age 62 or later date of actual retirement

1.7          Retirement Benefit in a Fixed Dollar Amount.  If your income replacement target is determined as a fixed dollar amount, the letter advising you of your participation in the SERP will set forth the amount payable on retirement at or after your normal retirement and at each age on which you may be eligible for early retirement.

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ARTICLE II

Payment of Benefits

Section 409A Benefits shall be payable only upon your (i) Separation from Service after reaching a retirement date hereunder, (ii) suffering a Change in Control Termination or (iii) upon your Disability as herein defined.  If you separate from service under any other circumstances, the SERP provides no benefit to you or your beneficiary.

2.1          Separation from Service.  The terms “retirement” or “termination of employment” and similar phrases as used in the SERP shall, as applicable, refer to separation from service within the meaning of the Regulations, other than by reason of death, determined by reference to the presumptive rule of Treasury Reg. § 1.409A-1(h)(l)(ii) (under which a reasonable expectation of a permanent reduction in the level of service to no more than 20% of the average level during the prior 36-month or other applicable period is presumed to result in a separation from service), and determined by treating Arrow and all Subsidiaries as single employer.  In addition:

(a)           Subsidiary Change in Control Event.  If you are employed by a Subsidiary and are affected by a Subsidiary Change which occurs after you have reached early or normal retirement date, distribution shall thereupon be made to you under the rules herein provided in the event of a Separation from Service, except that no six-month delay shall be required by reason of your being a specified employee.

(b)           Leaves, etc.  Your employment relationship shall be treated as continuing while you are on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as your right to reemployment with the Company is provided either by statute or by contract.  If the period of leave exceeds six months your right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate immediately following such six-month period.

(c)           Separation incident to sale of a division or other substantial assets.  Notwithstanding the foregoing, a separation from service shall not occur for purposes of the SERP to the extent that the Committee determines otherwise in accordance with Treas. Reg. § 1.409A-1(h)(4).

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(d)           Coordination with employment agreements.  In the event that you have an employment agreement with the Company that defines termination of employment or separation from service in a manner consistent with the Regulations, that definition shall govern for purpose of the SERP unless its application would for any reason (such as effectively an impermissible change in the time of payment of benefits) be inconsistent with the Regulations.

2.2          Normal Retirement Benefit.  If you separate from service on or after your normal retirement date, you will receive a normal retirement pension calculated as provided in Article I based on (a) your retirement income target, Final Average Compensation (if such target is based on an income replacement percentage), Years of SERP Participation and/or other relevant such factors set forth in your participation letter as of your normal retirement date and (b) if your retirement income target is based on an income replacement percentage, your Other Benefits Formula Offset and Assumed Social Security Offset at your actual retirement date  Your normal retirement pension will commence on the first day of the month following your separation from service, or if you are a specified employee as of the date of such separation from service, on the first day of the seventh month following your separation from service.  No adjustment in your retirement income target shall be made by reason of the delay in commencement of your benefit between your normal retirement date and date of actual retirement.

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2.3          Early Retirement Benefit.

(a)            Based on Percentage of Final Average Compensation. If you retire early and your SERP pension is based on a percentage of Final Average Compensation, your benefit will be calculated in the same manner as a normal retirement pension, but your income replacement percentage will be reduced based on the Early Payment Discount Assumption to reflect the fact that your pension is beginning before normal retirement. If your Years of SERP Participation at early retirement are fewer than the maximum number of Years of SERP Participation assumed in determining your normal retirement pension, your early retirement pension  will be  further reduced on a pro-rata basis based on the ratio of your actual Years of SERP Participant to such maximum The letter admitting you to participation in the SERP will set forth the percentage of your Final Average Compensation that would be payable to you on early retirement at each whole age from your first date of eligibility for retirement to you’re your normal retirement date. Your actual SERP early retirement benefit will then be calculated by multiplying your Final Average Compensation at your early retirement date by the reduced income replacement percentage as so determined and subtracting the Other Benefits Formula Offset and Assumed Social Security Offset.

(b)           Based on Fixed Dollar Amount. If your retirement income target is determined as a fixed dollar amount, the letter advising you of your participation in the SERP will set forth the amount payable on retirement at each date on which you may be eligible for early retirement. Because the amount is “fixed” rather than based on a percentage of Final Average Compensation, the Other Benefits Formula Offset and Assumed Social Security Offset will not apply

(c)           Time of Commencement. If you separate from service on or after your early retirement date and prior to your normal retirement date, you will be entitled to an early retirement pension calculated as provided in Article I based on your Final Average Compensation, Years of SERP Participation, and/or other relevant factors set forth in your participation letter, as of your date of separation from service.  Payment of your early retirement pension will commence on the first day of the month following your separation from service or, if you are a specified employee on the date of such separation from service, on the first day of the seventh month following your separation from service.

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2.4          Six-month delay.  If distribution becomes due under the SERP based on the separation from service of a Participant who is a specified employee as of the date of such event, such distribution shall be not be made until the first day of the seventh month after the date of separation, in an amount actuarially increased to reflect such delay based on the Plan Actuarial Assumptions.

Choice of Form of Benefit

Normal Form of Pension – Single Life Annuity with 60-month Guarantee

Under the normal form of pension, SERP pension payments are payable for your life only.  However, if you die after your pension payments begin but before you have received 60 monthly payments, then monthly payments will continue to your Beneficiary in the same amount you received prior to your death, until a total of 60 payments have been made.  No benefits are payable under the SERP if you die before your pension payments begin.  The Other Benefits Formula Offset and Assumed Social Security Offset described above are calculated assuming the normal form of payment.

Optional Joint and 50% or 66-2/3% Surviving Spouse Annuity

Under this optional form of pension, your monthly pension will still be payable for your lifetime, but in an actuarially reduced amount calculated based on the Plan Actuarial Assumptions and without the guarantee of 60 monthly payments The surviving spouse’s pension will be equal to either 50% or 66-2/3% of the reduced monthly benefit you were receiving, whichever you elect.

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Your election to take a surviving spouse pension must be made before your pension begins and cannot be changed after the pension begins.  If you elect this benefit form, no benefits will be payable after the death of both you and your spouse.  If you start to receive a reduced monthly pension under this form and your spouse then dies before you, you will continue to receive the reduced benefit for the remainder of your life.  If you start to receive a reduced monthly pension under this form and you then die before your spouse, 50% or 66-2/3% of the reduced benefit (as you elected) will be paid to your surviving spouse for the remainder of his or her life.

Your "spouse" for purposes of the above means and is limited to the individual to whom you are legally married on your retirement date.  For example, that spouse may become entitled to the survivorship pension under this option even if the marriage should later end by divorce; and a new spouse whom you marry after a divorce, or after your "spouse" as defined above may die, will not be entitled to benefits under this optional form.

Your election of an optional benefit form can be revoked by you (without the consent of your spouse or any other person) at any time prior to the date as of which payment is to begin, but not thereafter.  If you elect a Joint and Surviving Spouse Annuity and your spouse dies (or you become divorced) before your retirement, your election will automatically be revoked and your benefit will then be payable in the normal form.

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Early Payment Upon Certain Events

Change in Control Termination

(1)           If there is a Change in Control of Arrow, and within 24 months after such Change in Control you separate from service either (a) involuntarily other than for Cause or Disability or (b) voluntarily for Good Reason, your separation from service is considered to be a “Change in Control Termination.”  For this purpose, “Change of Control of Arrow” shall mean a change in control event as defined in the Regulations that also qualifies as a “Change in Control” under the definition contained in Arrow’s standard form of change in control agreement, and “Cause” shall have the meaning given in such agreement.  If the definition in Arrow's standard form of such agreement shall subsequently be revised or there shall cease to be a standard form of such agreement, the definition in the prior sentence shall continue to govern for purposes of this Agreement unless the Committee shall otherwise direct and the change in such definition is permitted to be given effect under the Regulations.

(2)           If you incur a “Change in Control Termination” after attaining age 50 and prior to either your early retirement date or normal retirement date, then except as otherwise provided in paragraph 3 below, you will receive your Section 409A Benefit accrued to your date of termination in the form of a normal retirement pension beginning on the first day of the month coincident with or next following the date you attain age 60, calculated based on your Years of SERP Participation as of your date of termination as if your date of termination were an early retirement hereunder but without any discount for early payment.

(3)           If you were a participant in the SERP and had attained age 50 and completed 15 years of SERP participation prior to January 1, 2002, and thereafter incur a “Change in Control Termination,” paragraph 2 above will not apply and you will receive beginning on the first day of the month following the termination (in addition to any Grandfathered Benefit payable),  the greater of (i) the normal retirement benefit you would have received under the terms of the SERP as in effect on December 31, 2001 based on your aggregate service to December 31, 2008, less the amount of any Grandfathered Benefit payable, or (ii) your Section 409A Benefit calculated based on your Years of SERP Participation as of your termination date as if your termination were an early retirement hereunder and reduced for payment prior to normal retirement date based on the Early Payment Discount Assumption,  in lieu of any other benefit under the Plan.

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Disability.

If you incur Disability prior to either your early retirement date or normal retirement date or change of control termination, your Section 409A Benefit accrued to your date of Disability, calculated based on your Years of SERP Participation as if your Disability were an early retirement hereunder and reduced for payment. Prior to normal retirement date based on the Early Payment Discount Assumption, will be become payable on the first day of the month following your normal retirement date; provided, that any SERP pension payments will be reduced by the full amount of any disability benefits you receive for the same period that are attributable to Company contributions.  “Disability” for purposes hereof shall mean the Participant’s inability to perform each and every duty of his or her occupation or position of employment as a result of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, provided that the Participant by reason thereof either (a) is unable to engage in any substantial gainful activity or (b) receives income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Employer or a Subsidiary.  Notwithstanding the foregoing, a determination of total disability by the Social Security Administration shall be conclusive proof of Disability.

ARTICLE III

Amendment, Termination, or Curtailment of Benefits

Period of participation.  Your participation in the SERP begins on the date designated by the Board.  The Board may act at any time to end your participation or to suspend your accrual of additional benefits or modify on a prospective basis the formula for determining your benefits hereunder.

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Amendment or Termination.  The Board reserves the right to amend or terminate the SERP at any time.  However, no such action may adversely change any benefit you (or your spouse or beneficiary) are currently receiving, or in any other case, reduce the amount of your benefit accrued under the Plan as of the date of such action or adversely affect the right of the participant (and the participant’s beneficiary or surviving spouse, if applicable) to receive payment in respect of such amount upon completion by the participant of the conditions precedent to entitlement to a retirement pension as they exist under the terms of the SERP in effect immediately prior to such action, and at the time and on the terms then in effect, except with your consent.  A termination of the Plan shall not cause the acceleration of payments under the Plan unless the Committee determines, after consultation with counsel, that the terms and conditions of such termination are within exceptions provided by applicable regulations to the general Section 409A prohibition against acceleration.  Notwithstanding anything herein to the contrary, the Board shall have the right and power to adopt any and all such amendments to the SERP as it shall deem necessary or advisable to ensure compliance with Section 409A and the Regulations, including amendments with retroactive effect.

Termination of SERP Benefits/Effect of Competition

When you become eligible for SERP payments, your annual SERP pension will be paid to you in monthly installments.  Payments will end with the payment for the month in which you die, except for any benefits payable to your beneficiary on your death before receiving at least 60 monthly payments, if your pension was payable in the normal form described above (or for any surviving pension to your spouse, if your pension was paid as a surviving spouse pension as described above), or earlier if you compete with Arrow, as defined below.

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You compete with Arrow if, directly or indirectly, alone, as an employee, agent, independent contractor, lender, consultant, owner, partner or joint venturer, or as an officer, director, or stockholder of any corporation, or otherwise, are employed by, participate in, are engaged in, or are connected with any person or entity which is engaged in a business of the type and character engaged in, and competitive with that conducted by Arrow.  Ownership of 3% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ National Market, will not constitute a violation of this provision, so long as you do not in fact have the power to control, or direct the management of, or are not otherwise associated with, such corporation.

The provision terminating SERP benefits if you compete with Arrow as described above will not be applicable if your payments are made on account of a Change In Control Termination as defined in Part II hereof, or if your termination of employment would constitute a Change In Control Termination except for your failure to have the 15 years of SERP participation required for individuals who became participants in the SERP prior to January 1, 2002.

Prior Plan Benefit Protected

If you were a participant in the SERP as in effect on December 31, 2001, your Section 409A Benefit, when added to your Grandfathered Benefit, will not be less than the amount you would have received under the SERP as in effect on December 31, 2001 as increased for service through December 31, 2008.  Any additional benefit provided under this paragraph shall be determined by treating references to retirement or termination of employment under such predecessor plan as meaning Separation from Service as defined herein and shall be payable in the time and manner provided for under this amended SERP upon Separation from Service with vested rights.

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ARTICLE IV

Definitions:

“Arrow” means Arrow Electronics, Inc., or any successor thereof by merger, consolidation, purchase of substantially all of its business and assets, or otherwise.

“Assumed Primary Insurance Amount” means the primary insurance amount calculated to be payable on a monthly basis on your attainment of age 62 or year of retirement if later (excluding any benefit payable on behalf of a spouse or other dependent) as provided under the Federal Social Security Act or any other similar applicable national benefit program as in effect on such date, determined on the following assumptions, notwithstanding facts to the contrary:

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(1)           Your salary history will begin with calendar year 1951 or the calendar year you attain age 22, whichever is later, and end with the calendar year preceding the later of the calendar year in which you attain age 62 or your calendar year of retirement, including years in which you were not employed by the Company (the “Salary History Period”);

(2)           If you retire prior to age 62, the Social Security wage base for each year until the year you attain age 62 will be assumed to be the Social Security wage base in effect in your year of retirement;

(3)           You will be deemed to have earned wages in excess of the Social Security Act wage base during each year of your Salary History Period.

(4)           You will be deemed to have been employed in the United States during each year of the Salary History Period.

“Board” means the Board of Directors of Arrow or any duly constituted committee thereof, including the Compensation Committee.

“Beneficiary” means your beneficiary is the person (including a trust, estate, foundation, or other entity) you designate (at such time and in such manner as the Committee shall authorize) to receive the death benefit (if any) payable upon death after commencing to receive benefits, and before receiving at least 60 payments.  If an individual is designated as beneficiary and dies prior to becoming entitled to benefits hereunder (or if no valid designation of beneficiary is in effect for any other reason), your beneficiary shall be your surviving spouse, if any, and otherwise shall be your estate unless otherwise provided in the beneficiary designation.

"Code" means the Internal Revenue Code of 1986, as it may be from time to time amended, or corresponding provisions of subsequent law.

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“Committee” means Arrow’s Management Pension and Investment Oversight Committee.

“Company” means Arrow and its Subsidiaries and their predecessors.

“Early Payment Discount Assumption” means interest credited and compounded annually at an annual rate of 7%.for each year (or fraction thereof in completed months) between your retirement date and your normal retirement date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Average Compensation” means your highest average annual Performance Based Compensation (base salary plus targeted incentive compensation) for any three calendar years (which need not be consecutive) in the last five consecutive calendar years ending prior to your retirement (or such other period as the Board may specify), determined before reduction by any election to (i) make 401(k) contributions under the Arrow Electronics Savings Plan, (ii) defer compensation under any other elective deferred compensation plan, or (iii) pay the cost of health or other benefits with pre-tax contribution, and excluding all events payments made pursuant to stock appreciation rights, or otherwise pursuant to any plan for the grant of stock options, stock, or other stock rights.

“Plan Actuarial Assumptions” means interest at an annual rate of 7% compounded annually and the applicable mortality table in effect under section 417(e)(3)(A) of the Code in November prior to the calendar year in which payment is to begin.

“Specified Employee” means “specified employee” as determined in accordance with the procedures adopted by the Company in accordance with the Regulations for purposes of its nonqualified deferred compensation plans subject to Section 409A.

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“Subsidiary” means a subsidiary or affiliate that is a member of the same controlled group as Arrow within the meaning of section 414(b) or (c) of the Code.

“Subsidiary Change of Control Event” means a change in control event with respect to a Subsidiary within the meaning of the Regulations, pursuant to which Arrow ceases to have direct or indirect ownership of at least fifty-one percent (51%) of the value of the total equity or total combined voting power in respect of the Subsidiary.

“Years of SERP Participation” means your years of participation to your retirement date in the SERP as amended from time to time and in its predecessor plans, including the Unfunded Pension Plan for Selected Executives of Arrow Electronics, Inc. effective January 1, 1990. In addition, the determination of your income replacement percentage as set forth in the letter or notice your receive as described in Sections 1.3 and 1.4 may assume a minimum number of such years at your normal retirement date (which need not be the same as your projected years of service to normal retirement date). Years of SERP participation will be calculated in years and fractions of a year in completed months.  In cases where the Board concludes that special circumstances so warrant (such as, but not limited to, when an executive is hired from a prior employer and after taking into account benefits accrued and/or lost under the prior employer’s plans), you may be granted additional years of SERP participation.  Any such grant shall be evidenced by written notice to the affected participant.

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ARTICLE V

Miscellaneous

5.1          Committee.

(a)           The Plan shall be administered by the Committee.  The Committee shall have the responsibility, power and discretion to make all determinations, including as to matters of fact and construction and interpretation of the SERP, authorized or required of it by the terms of the SERP or deemed useful in carrying out its responsibilities hereunder.  Except as the Compensation Committee of the Board may otherwise determine, all such determinations shall be final and binding on all persons.  No member of the Committee shall be entitled to act on or decide any matter relating specifically to such member.

(b)           The Committee shall have all powers and discretion necessary or helpful for purposes of administration of the SERP.  Without limiting the generality of the foregoing, the Committee shall have the power and discretion to determine the benefits to which any participant, beneficiary, or spouse is or may become entitled to under the SERP, and to adopt such rules and procedures as it deems advisable to carry out its responsibilities hereunder.

(c)           The Committee shall adopt procedures for applying for benefits and appealing a denial of benefits in accordance with applicable regulations under ERISA, under which the final determination of such appeal shall be made by the Compensation Committee of the Board.

(d)           The Committee may allocate any of its responsibilities, powers and discretion under the SERP to one or more members of the Committee and delegate any of such responsibilities, powers and discretion to persons not members of the Committee (alone or together with one or more members of the Committee).  The actions taken by any member or members of the Committee or any other such persons in the exercise of responsibilities, powers and discretion delegated hereunder shall have the same valid and binding effect under the SERP as action by the full Committee.

5.2          Direction to pay benefits.  All benefit payments under the SERP shall be upon and in accordance with the written directions of the Committee or its agent.

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5.3          Liability limited; indemnification.  The members of the Committee and each of them shall be free from all liability, joint and several, for their acts and conduct, and for the acts and conduct of any duly constituted agents.  Arrow shall indemnify and save them harmless from the effects and consequences of their acts and conduct in such official capacity except to the extent that such effects and consequences flow from their own willful misconduct.  Under no circumstances will members of the Committee be personally liable for the payment of SERP benefits.

5.4          Payment to incompetent.  If any participant, beneficiary, or spouse entitled to benefits under the SERP shall be legally incompetent (or shall be a minor), such benefits may be paid in one or more of the following ways, as the Committee in its sole discretion s hall determine:

(a)           To the legal representatives of the participant, beneficiary, or spouse;

(b)           Directly to such participant, beneficiary, or spouse;

(c)           To the spouse or guardian of such participant, beneficiary, or spouse or to the person with whom such participant, beneficiary, or spouse resides.

Payment to any person in accordance with these provisions will, to the extent of the payment, discharge Arrow, and none of the foregoing or the Committee will be required to see to the proper application of any such payment.  Without in any manner limiting these provisions, in the event that any amount is payable hereunder to any legally incompetent participant, beneficiary, or spouse, the Committee may in its discretion utilize the procedures described in the following section.

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5.5          Doubt as to right to payment.  If any doubt exists as to the right of any person to any benefits hereunder or the amount of time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which notice has been received from any person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Committee will be entitled, in its discretion, to direct that payment of such benefits be deferred until order of a court of competent jurisdiction, or to pay such sum into court in accordance with appropriate rules of law in such case then provided, or to make payment only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Committee).

5.6          Withholding.  All payments under the SERP shall be subject to any applicable withholding requirements imposed by any tax or other law.

5.7          Source of payment.  All benefits under the SERP shall be paid by Arrow out of general assets, and any rights of a participant, beneficiary, or spouse under the SERP shall be mere unsecured contractual rights.  Arrow and the participants intend that any arrangements made to assist Arrow to meet obligations under the SERP shall be unfunded for tax purposes and for purposes of Title I of ERISA, and no trust, security, escrow, or similar account shall be established in connection with the SERP.  Arrow has, however, established a “rabbi trust” to assist in meeting its obligation to pay benefits under the SERP, and amounts paid from any such rabbi trust shall discharge the obligations of Arrow hereunder to the extent of the payments.  No participant, beneficiary, or spouse shall have a preferred claim on or beneficial ownership interest in the assets of such rabbi trust.  If a participant shall be employed by a subsidiary of Arrow, the subsidiary shall be jointly and severally liable with Arrow for the payment of benefits hereunder to that participant, and references to “Arrow” in the preceding provisions of this Section 5.7 shall include such subsidiary.

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5.8          Spendthrift clause.  Except as otherwise provided by law, no benefit, distribution, or payment under the SERP may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process.

5.9          Reimbursement of legal expenses.  In the event that any dispute shall arise between a participant and Arrow relating to rights under the SERP, and it is determined by agreement between the parties, or by a final judgment of a court of competent jurisdiction that is no longer subject to appeal, that the participant has been substantially successful in such dispute, reasonable legal fees and disbursements of the participant in connection with such dispute shall be paid by Arrow.

5.10        Usage.  Whenever applicable, the singular, when used in the SERP, will include the plural.

5.11        Data.  Any participant, beneficiary, or spouse entitled to benefits under the SERP must furnish to the Committee such documents, evidence, or information as the Committee considers necessary or desirable for the purpose of administering the SERP.

5.12        Separability.  If any provision of the SERP is held invalid or unenforceable, its invalidity or unenforceability will not affect other provisions of the SERP, and the SERP will be construed and enforced as if such provision had not been included therein.

5.13        Captions.  The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the SERP; nor shall they, in any way, affect the SERP or the construction of any provision thereof.

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5.14        Name.  The SERP may be known as the Arrow Electronics, Inc. Supplemental Executive Retirement Plan

5.15        Governing law.  The SERP is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and no individual shall be eligible to participate in the SERP unless he is a member of such a group.  If an individual formerly so eligible ceases to be a member of such a group, his participation and accrual of additional benefits shall be suspended, but benefits previously accrued shall not be reduced thereby.  Except to the extent preempted by federal law, the SERP shall be construed and governed in all respects according to the laws of the State of New York, where it is adopted, without regard to principles of conflict of laws.

5.16        Right of discharge reserved.  The establishment of the SERP shall not be construed to confer upon an employee or participant any legal right to be retained in the employ of Arrow or give any employee or any other person any right to benefits, except to the extent expressly provided hereunder.  All employees will remain subject to discharge to the same extent as if the SERP had never been adopted, and may be treated without regard to the effect such treatment might have upon them under the SERP.

5.17        Grantor trust agreement/change of control.  The powers, rights and duties of the Trustee under any rabbi trust created for the purpose of assisting Arrow in meeting its obligations under the SERP shall, following a “Change of Control” as defined in the trust agreement for such Trust, govern and prevail to the extent inconsistent with any of the provisions of the SERP, including without limitation SERP provisions making the Committee’s determinations final and binding (except as determined by the Compensation Committee of the Board), and provisions giving the Committee power and discretion to invoke the procedures described in Sections 5.4 and 5.5, to make the determinations and give directions with respect to the payment of benefits as provided in Section 5.2 above, including adopting a claims procedure as described in Section 5.1(c).  Arrow shall make such contributions to such Trust as shall be required under the terms of such trust agreement, including, without limitation, such contributions as may be required thereunder upon an individual participant’s retirement or disability, or as may be required with respect to all participants upon any Potential Change of Control or Change of Control as such terms are defined in such trust agreement.

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5.18        Relationship to other agreements.  In the event that an employment or other agreement with a participant substitutes a different or modified benefit formula or other provisions for the income replacement target or certain other provisions of the SERP, the benefits of such participants under the SERP shall be determined based on the provisions of such agreement to the extent consistent with Section 409A or the Regulations.

5.19        Acceleration Generally Prohibited.  No acceleration of payments under the SERP shall be permitted except as authorized by the Regulations.  Without limiting the generality of the foregoing:

(1)          Ethics or conflict of interest requirements.  Distribution may be accelerated as may be necessary to comply with ethics or conflict of interest requirements in accordance with Treasury Reg. § 1.409A-3(j)(4)(iii).

(2)          Payment of employment taxes.  Distribution may be accelerated in order to pay the Federal Insurance Contributions Act (FICA) tax imposed under section 3101, section 3121(a) and section 3121(v)(2) of the Code on deferrals under the SERP (the “FICA Amount”), Federal, state, local or foreign wage withholding taxes on the FICA Amount, and additional wage withholding taxes attributable to the pyramiding of wages subject to withholding and taxes.  Acceleration shall be permitted under this paragraph (2)  only to the extent that Committee determines that such tax obligations cannot be readily met from other sources, and the total payment under this paragraph (2) shall not exceed the aggregate of the FICA Amount and related income tax withholding.

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To evidence the adoption of this amended and restated Arrow Electronics, Inc. Supplemental Executive Retirement Plan, the undersigned has, pursuant to direction of the Management Pension and Investment Oversight Committee, under authority given by the Compensation Committee the Board of Directors, has executed this Plan document this 10th day of December, 2009, effective as of January 1, 2009.

/s/ Peter S. Brown
Senior Vice President and General Counsel